UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 26, 2005
(Date of earliest event reported)

Computer Associates International, Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-9247 (Commission File Number)	13-2857434 (IRS Employer Identification No.)

One Computer Associates Plaza Islandia, New York (Address of Principal Executive Offices)	11749 (Zip Code)

(631) 342-6000
(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On May 26, 2005, Computer Associates International, Inc. (the “Company”) issued a press release announcing its financial results for the quarter and year ended March 31, 2005. A copy of the press release is attached as Exhibit 99.1 hereto and is hereby incorporated by reference into this Item 2.02.

Item 4.02 (a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In April 2004, as previously announced, the Company restated its financial statements for fiscal years 2000 and 2001 because of errors in its revenue-recognition reflected in those statements. As required under its Deferred Prosecution Agreement with the Department of Justice and its Consent Judgment with the Securities and Exchange Commission (“SEC”), the Company has continued to review its revenue recognition during fiscal years 2000 and 2001, and the Company’s independent auditors are conducting an audit of the restated financial statements for those years. As part of this process, the Company has now identified additional transactions that it entered into in fiscal years 1998 through 2001 that appear to have been accounted for improperly. In a few instances, these transactions involved contemporaneous purchases and sales (or investments and licenses) of software products and services with the same or related third parties. These transactions appear not to have been negotiated on an arm’s-length basis and to have no valid commercial purpose. In several other cases, the terms of certain license agreements were altered by side agreements that would have prevented the full recognition of related revenue until some future point. Based on its review, the Company has determined that former members of senior management and others, who are no longer employed by the Company, were involved in negotiating and approving these transactions.

As a result, the Company will make further adjustments to its financial statements for fiscal years 2000 and 2001. In addition, while the Company entered into all of these transactions in fiscal years 1998 through 2001, the accounting treatment for these transactions has also affected the financial statements for each of the subsequent fiscal years, including 2005. Eliminating the impact of these prior-period errors on subsequent periods has the effect of increasing revenue and/or reducing expenses in the subsequent periods. While the impact on revenue and net income (loss) in subsequent periods is relatively small, the Company expects to restate its financial statements for fiscal years 2002 through 2004, and to make appropriate adjustments in its financial statements for fiscal year 2005, to eliminate the effects of these prior-period errors. (The financial results for fiscal year 2005 and prior periods described in the press release incorporated by reference in Item 2.02 above do not reflect these adjustments.) While the Company has not completed its review of these matters, it does not expect the impact of the adjustments in fiscal years 2002 through 2004 to increase revenue or net income (or reduce net loss) by more than $10 to $15 million in any particular fiscal year, or to increase revenue by more than $7 to $10 million or net income by more than $5 to $8 million in fiscal year 2005. The Company expects the adjustments in fiscal years 2000 and 2001and prior periods to reduce revenue by approximately $80 to $110 million in the aggregate and to reduce net income by approximately $15 to $25 million in the aggregate. None of these adjustments will have an impact on the Company’s current or future cash flows.

The Company intends to issue restated financial statements for fiscal years 2000 and 2001 when the current re-audit of those years is completed later this summer. Because the effects on subsequent fiscal years are relatively small, the Company expects to include all the necessary adjustments for the subsequent fiscal years, including the restated financial statements for fiscal years 2003 and 2004, in its annual report on Form 10-K to be filed with the SEC in the coming weeks, as described below. In the meantime, the Company has concluded (on May 26, 2005) that its previously issued annual and interim financial statements and the related independent auditors’ reports thereon for fiscal years ended March 31, 2000 through 2004, including interim periods for fiscal year 2005, should no longer be relied upon, insofar as adjustments for those periods will be made in order to eliminate the effects of errors in prior periods as described above. The audit committee of the Company’s board of directors, as well as senior management, has discussed the matters described above with the Company’s independent auditors.

The Company initially planned to file its annual report on Form 10-K for fiscal year 2005 on the due date of June 14, 2005. However, the Company’s continuing re-audit of its financial statements for fiscal years 2000 and 2001, the effort involved in finalizing the adjustments mentioned above and the ongoing review and assessment of internal control over financial reporting, on which management and the independent accountants are to provide their reports in the annual report for fiscal year 2005 as required by Section 404 of the Sarbanes-Oxley Act of 2002, have constrained the Company’s internal financial and accounting resources to a significant degree. As a result, the Company will likely delay the filing of its annual report by up to 15 calendar days, as permitted under SEC Rule 12b-25. In that event, the Company would then expect to file its annual report for fiscal year 2005 on or about June 29, 2005.

The Company has not completed its review of the matters described above and could identify additional transactions requiring adjustments to prior-year financial statements. The Company does not, however, expect the adjustments to its financial statements for fiscal years 2002 through 2005 to differ materially from the estimates set forth above.

Item 9.01 Financial Statements and Exhibits.

99.1	Press release dated May 26, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER ASSOCIATES INTERNATIONAL, INC.
Date: May 26, 2005	By:	/s/ Kenneth V. Handal
Kenneth V. Handal
Executive Vice President, General Counsel and Corporate Secretary